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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Report: June 10, 1999

                               SIONIX CORPORATION
             (Exact name of registrant as specified in its charter)

            Utah                      2-95626-D                 87-0428526
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission              (IRS Employer
     of incorporation)               File Number)           Identification No.)


                          9272 Jeronimo Road, Suite 108
                            Irvine, California 92618
                    ----------------------------------------
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (949) 454-9283

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

         On June 10, 1999 Sionix Corporation (the "Company") filed an action against Jack Moorehead, Dascore, LLC, S. Donna Friedman and certain others in the U.S. District Court for the Southern District of California (Case No. 99-cv-1201-K-LSP). Moorehead is the former President of the Company, and Dascore LLC is an entity controlled by him and in a business related to that of the Company. S. Donna Friedman is a former officer and director of the Company.

         The Complaint alleges, among other things, that the defendants have infringed and continue to infringe on certain patents owned by the Company, and that they are familiar with the Company's intellectual property through their past positions with the Company. The Complaint also alleges that the defendants have sold or attempted to sell technology owned by the Company and covered by the Company's patents, and that the defendants are unfairly competing with the Company by exploiting its technology without payment. In addition, the action includes claims of false advertising, in that the defendants are falsely representing that they own the technology; interference with economic relations and interference with prospective advantage, relating to the effect that the defendants' conduct has had on the Company's dealings with third parties; and misappropriation of trade secrets learned by the defendants while associated with the Company. The complaint further alleges that the defendants conspired to convert technology, money and equipment owned by the Company, and used Company funds to pay personal expenses. Finally, the complaint alleges that Moorehead and Friedman defrauded the Company and breached their fiduciary duties to the Company in connection with their departure from the Company and their retention of property of the Company.

         In the Complaint, the Company seeks monetary damages in an amount to be determined, injunctive relief, an accounting and a declaratory judgment.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

          Exhibit 99 Press release dated July 9, 1999.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Sionix Corporation

                                          By: /s/ James J. Houtz
                                              ----------------------------------
                                              James J. Houtz, President

Date: July 9, 1999


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